Exhibit 99.1

Individual Trustees
Gary C. Evans
Thomas H. Owen, Jr.
Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., CORPORATE TRUSTEE

919 CONGRESS AVENUE / (800) 852-1422 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES THERE WILL BE NO THIRD QUARTER 2010 DISTRIBUTION

AUSTIN, TEXAS SEPTEMBER 23, 2010—TEL OFFSHORE TRUST announced that there will be no trust distribution for the third quarter of 2010 for unitholders of record on September 30, 2010. The Trust has not been able to make a distribution to unitholders for seven consecutive quarters, or since January 9, 2009. The financial and operating information included herein for the Trust’s third quarter of 2010 reflects financial and operating information with respect to the royalty properties for the months of May, June and July 2010.

Gas revenues recorded by the Working Interest Owners on the royalty properties decreased approximately 32% to $239,020 in the third quarter of 2010 from $349,538 in the second quarter of 2010.  Natural gas volumes during the third quarter of 2010 decreased approximately 9% to 52,524 Mcf from 57,971 Mcf during the second quarter of 2010. Less gas production was realized during the third quarter as compared to the second quarter even though production at Ship Shoal 182/183 recommenced on May 1 after being shut-in for 36 days. The average price received for natural gas decreased approximately 25% to $4.55 per Mcf in the third quarter of 2010 as compared to $6.03 per Mcf received in the second quarter of 2010.

Crude oil revenues recorded by the Working Interest Owners on the royalty properties increased approximately 48% to $3,420,890 in the third quarter of 2010 from $2,307,559 in the second quarter of 2010. Oil volumes during the third quarter of 2010 increased approximately 43% to 42,811 barrels, compared to 29,867 barrels of oil produced in the second quarter of 2010. The increase in volumes is due primarily to the restoration of production at Ship Shoal 182/183 on May 1, 2010.  Production at Ship Shoal 182/183 ceased in late March 2010 due to a leak in the oil pipeline that services Ship Shoal 182/183. Such pipeline was repaired and Ship Shoal 182/183 was reopened on May 1, 2010 after a 36-day shut-in. The average price received for oil increased approximately 3% to $79.91 per barrel in the third quarter of 2010 as compared to $77.26 per barrel received in the second quarter of 2010.

The Trust’s share of capital expenditures increased by $116,608 in the third quarter of 2010 to $185,785, as compared to $69,177 in the second quarter of 2010. The increase in capital expenditures is due primarily to workovers at Ship Shoal 182/183.  The Trust’s share of operating expenses increased by $5,349,454 in the third quarter of 2010 to $6,794,591 as compared to $1,445,137 for the second quarter of 2010. The increase in operating expenditures is due primarily to an increase in the amount of abandonment work done at Eugene Island 339 in the third quarter as compared to the second quarter.  A large portion of such abandonment work remains to be completed, with completion not expected until the second quarter of 2012.

For the third quarter of 2010, under the terms of the conveyance for the royalty properties, production costs for the royalty properties exceeded gross proceeds thereof, with the Trust’s portion of such excess equal to approximately $893,000. As of July 31, 2010, aggregate development and production costs for the royalty properties since November 2008 have exceeded the related proceeds of production from the royalty properties by approximately $6.3 million. As a result, the Trust will not be receiving any net proceeds from the third quarter of 2010. No funds were released or escrowed from the Trust’s Special Cost Escrow in the third quarter of 2010. The Trust’s Special Cost Escrow balance was $4,306,846 as of the end of the Trust’s third quarter of 2010.

This press release contains forward-looking statements.  Although the Managing General Partner of the TEL Offshore Trust Partnership has advised the Trust that the Managing General Partner believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The Working Interest Owners alone control historical operating data, and handle receipt and payment of funds relating to the royalty properties and payments to the Trust for the related royalty. The Trustees of the Trust cannot assure that errors or adjustments by the Working Interest Owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2009 under “Item 1A. Risk Factors” and in the Trust’s Form 10-Q for the quarterly period ended June 30, 2010 under “Part II, Item 1A. Risk Factors”.  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Mellon Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(800) 852-1422

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